SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2007 (September 26, 2007)

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1310 West Wall, Suite A
Midland, Texas 79701
(Address of Principal Executive Offices)

432-687-1131
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.01 Changes in Control of the Registrant

On September 26, 2007 our largest shareholder, Mr. Walter G. Mize, entered into a Restated Stock Sale Agreement which is effective as of September 18, 2007 with Blackwood Ventures LLC (“Blackwood”), a Delaware limited liability company, pursuant to which Blackwood purchased from Mr. Mize (i) 3,759,999 shares of our common stock, (ii) a warrant for the purchase of 953,000 shares of our common stock at an exercise price of $3.15 per share, (iii) a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $3.36 per share, and (iv) a warrant for the purchase of 953,000 shares of our common stock at an exercise price of $3.75 per share. (Collectively, the common stock and warrants are referred to in this Current Report as the “Securities”.) The purchase price for the Securities was $5,017,000. As a result of this transaction, Blackwood now owns approximately 58% of our voting securities. Blackwood purchased the Securities by transferring to Mr. Mize $375,000 in cash and two promissory notes, one in the face amount of $3,767,000 and the second in the face amount of $875,000. The funds transferred to Mr. Mize from Blackwood to purchase the securities were Blackwood’s personal funds.

Item 8.01 Other Events

On September 27, 2007 we moved our corporate office to 1310 West Wall, Midland, Texas 79701. Our telephone number at that office is (432) 687-1131 and the facsimile number is (432) 687-3494.

Item 9.01 Financial Statements and Exhibits

Exhibit 99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED HERITAGE CORPORATION

Dated: October 2, 2007	By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer